Exhibit 5.1

12 April 2018

Matter No.: 826420

Doc Ref: 104069289

+852 2842 9531

Anna.Chong@conyersdill.com

Charissa.Ball@conyersdill.com

Qudian Inc.

13/15F, No.222, Hui Zhong Bei Li

Chaoyang District

Beijing

China

Dear Sirs,

Re: Qudian Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 1,219,277 class A ordinary shares of par value US$0.0001 per share (the “Shares”) to be issued pursuant to the 2016 equity incentive plan of the Company adopted on 9 December 2016 and amended by Amendment No. 1 dated 30 April 2017 and Amendment No. 2 dated 18 September 2017 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Plan.

We have also reviewed and relied upon copies of: (1) the Memorandum and Articles of Association of the Company adopted on 3 May 2017, (2) the written resolutions of the directors of the Company dated 9 December 2016, 3 May 2017 and 18 September 2017 and the written resolutions of the shareholders of the Company dated 9 December 2016, 3 May 2017 and 18 September 2017 (collectively, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 10 April 2018 (the “Certificate Date”), and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission, (h) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares, and (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	The Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman